Buyer's Agreement (Private Sale/ After Sale)

[***]

Type of Sales ■ Private Sale ☐ After Sale • Private Sale - Buyer's Agreement

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH "[***]". SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II)WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

[Buyer]

Name: Masterworks Gallery, LLC as agent for Masterworks Cayman SPC o/b/o its Gallery Segregated Portfolio	**Address:** 225 Liberty Street, 29th Floor, New York, NY USA 10281
Business Registration Number: 82-3566496	**Shipping Address:** D Same as Above Uovo Delaware 101 Lake Dr, Newark, DE USA 19702
Mobile No.: +1-415-819-1969	
Email Address: ameier@masterworks.com	

List of Purchasing [Property]

Artist	Title	Medium	Size	Year of Creation	Purchasing Price (USD)	Total Amount Due (YYYY/MM/DD)
Shara Hughes	It's All Organic	oil and acrylic on canvas	122 x 101.6 cm	2019	600,000	2023/09/25

Special Terms:

1. Risk of loss to transfer at delivery. Purchasing price inclusive of artwork shipping fee and transit insurance to shipping address noted above
2. Total purchasing price amount due as cleared funds by wire transfer by September 25, 2023
3. Within ten (10) business days of full payment of purchasing price, [***] shall have the Property collected for shipment to Buyer at the shipping address noted above
4. Limited warranty period of 5 years from the date of this Buyer's Agreement applied (all matters, apart from the applied time period, regarding the limited warranty to abide by [***] Auction Terms & Conditions)

* The Buyer(also referenced as "you" and "your") agrees to pay the purchasing price for the property above, confirmed by this buyer's agreement(also referenced as "agreement"). The purchasing price is to be paid in full as cleared funds by wire transfer to the following account: KEB Hana Bank, Hongsan bldg., 67-5, Yangjae-Dong, Seocho-Gu, Seoul, Korea, Account Number [***], Swift Code [***], Account Name [***], by the Total Amount Due date specified in this agreement.
Unless there is a separate written agreement between [***] and you, you or your authorized agent must collect the property within seven (7) days of payment. [***] will store the work at your expense and liability after this date.

*If the property is released to the buyer before the payment of the purchasing price, such release shall be considered to be conditional in which the buyer will pay the purchasing price in full as cleared funds within the date above. Ownership and title of the property shall pass to the buyer immediately after the purchasing price is paid in full as cleared funds.

*You have checked and agreed to satisfy yourself of the condition of the property before signing this agreement; your request for cancellation or refund of the purchasing price after entering this agreement shall only be allowed by the [***] Terms and Conditions including [***] Auction Terms and Conditions to which you have already agreed; such Terms and Conditions are also applied to the payment process of the purchasing price, receipt of the property, the limited warranty, the results of violation, languages and interpretations, governing laws, and/or any cases related to this agreement.

2023/07/25

☐ Authorized Agent ☐ Specialist

(Seal or Signature)

All matters related to the purchase of the property above are subject to **[***] auction terms and conditions.**
By signing this agreement, you shall not deny that you have already effectively and lawfully agreed to **[***] auction terms and conditions** as a member of [***].

EXHIBIT A

ADDENDUM TO[***] PRIVATE SALE PURCHASE AGREEMENT

This Addendum to the terms and conditions of the the private sale agreement (the ***"Addendum")*** is made effective as of 26th .July 2023, by and between **[***]** and the Consignor (collectively, ***"Seller"),*** and Masterworks Gallery LLC as agent for Masterworks Cayman SPC o/b/o its Gallery Segregated Portfolio ***("Masterworks"*** or ***"Buyer"),*** and modifies and supplements that certain private sale Buyer's Agreement by and between the parties, of even date herewith (the ***"Agreement").*** Defined te1ms not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement.

WHEREAS, the parties have entered into the Agreement for the private sale purchase of a ce,tain artwork identified therein (the ***"Property");***

WHEREAS, certain additional representations, warranties, and agreements between the patties shall be agreed to for the purchase of the Property;

NOW, THEREFORE, the Agreement is hereby clarified, modified, and supplemented as follows:

1. The Purchasing Price for the Property shall be Six Hundred Thousand U.S. Dollars (USO $600,000), inclusive of any premium, costs, fees, or applicable taxes, payable by wire transaction on or before 25 September 2023.
2. Upon payment of the full Purchasing Price, Seller transfers to Buyer good and marketable title and exclusive and unrestricted right to possession of the Property, free and clear of any and all claims.
3. Within ten (10) business days of full payment of the Purchasing Price, Seller shall have the Prope1ty collected for shipment to Buyer at the Shipping Address.
4. Risk of loss to the Propetty shall transfer from Seller to Buyer following both: (i) payment by Buyer of the Purchasing Price; and (ii) Buyer's acceptance of the Prope1ty at the Shipping Address.
5. From the date of the Agreement, the Property shall be insured under Seller's fine arts policy for an amount equal to the Purchasing Price.
6. Seller represents and warrants that: (i) the Property is authentic, meaning the Work was created by the artist indicated on the Agreement; (ii) Seller and/or Consignor is the sole legal and beneficial owner of the Property and has good and marketable title to the the Prope1ty; and (iii) the Property has not been used and the Purchasing Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations, anti-terrorism, sanctions, or international restrictions of the Korean, the European Union, the United Kingdom, the United States or any other country.
7. The Limited Warranty relating to authenticity shall survive for a period of five (5) years from the date of the Agreement.
8. In the event of any conflict between the terms of this Addendum, the [***] Terms and Conditions, or any other provision of this Agreement, the terms of this Addendum (as written in English) shall govern.

Except as expressly modified by this Addendum, all obligations, warranties, indemnities and other terms and conditions set forth in the Agreement remain in full force and effect and apply to the sale provided for hereunder.

Buyer [***]